UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

YARDVILLE NATIONAL BANCORP

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐ Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

2465 Kuser Road Hamilton, New Jersey 08690

IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS

March 3, 2006

Dear Fellow Shareholders:

We will soon be sending you a detailed proxy statement and BLUE proxy card in connection with the 2006 Annual Meeting of Yardville National Bancorp (“YNB”), which has been scheduled for Wednesday, May 3, 2006. Your Board of Directors recommends that you carefully review our proxy statement and that you support your Board by signing, dating and mailing the BLUE proxy card that will accompany our proxy materials. This BLUE card is the proxy card from YOUR Board of Directors.

As you may know, a group led by dissident shareholder Lawrence B. Seidman has commenced a hostile proxy contest and has filed preliminary proxy materials in connection with our upcoming Annual Meeting. This dissident shareholder group has nominated its own slate of director nominees for election to your Board. We believe that this dissident group’s true motivation is merely to serve its own interests without regard to building long-term value for all YNB shareholders. Whenever you receive any proxy solicitation materials and a WHITE proxy card from this dissident group, your Board of Directors recommends that you discard the white proxy card from this dissident group.

WE URGE YOU TO TAKE NO ACTION ON YOUR SHARES AT THIS TIME AND NOT SIGN OR RETURN THE DISSIDENT GROUP’S WHITE PROXY CARD

While we respect the views and welcome the opinions of all YNB shareholders, we are confident that your Board of Directors has acted, and will continue to act, in the best interests of ALL of our shareholders. Furthermore, we believe that the dissident group’s candidates, if elected, would cause significant distraction from continued execution of our strategic plan to enhance shareholder value.

Your Board remains confident that our strategic plan, strong leadership, and customer relationships will continue to deliver superior value to shareholders.

YOUR BOARD IS FIRMLY COMMITTED TO ENHANCING VALUE FOR ALL

YNB SHAREHOLDERS, NOT JUST A SELECT FEW.

Your Board strongly urges all YNB shareholders NOT to take any action in response to the dissident shareholder group’s proxy materials until you receive our definitive proxy materials and have had a chance to review them. In addition, we urge you NOT to sign any WHITE proxy card you might receive from the dissident group but instead sign and return the BLUE proxy card that we will be sending to you under separate cover with our proxy statement.

If you have any questions or need any assistance voting your shares, please do not hesitate to contact our proxy solicitor, Georgeson Shareholder Communications Inc., toll free at 1-800-509-1393. We appreciate your continued support.

On behalf of the Board of Directors,

Sincerely,

Jay G. Destribats Chairman of the Board of Directors

SUPPLEMENTAL INFORMATION

Under applicable regulations of the Securities and Exchange Commission, Yardville National Bancorp (“YNB”) and its directors, executive officers and nominees for the Board of Directors may be deemed to be participants in the solicitation of proxies from YNB’s shareholders in favor of the proposals to be presented by YNB at the Annual Meeting. These directors, executive officers and nominees include the following:

NAME OF DIRECTOR/EXECUTIVE OFFICER/NOMINEE	BENEFICIAL OWNERSHIP(1)
James Bartolomei	7,080
Elbert G. Basolis	36,001
Stephen F. Carman	84,110
Jay G. Destribats (2)	212,664
Anthony Giampetro, MD	66,637
Howard N. Hall	20,227
Timothy J. Losch	76,345
Gilbert Lugossy	22,404
Samuel Marrazzo	34,491
Louis Matlack, PhD	57,315
George Muller	7,980
Daniel O'Donnell	6,662
Patrick L. Ryan	8,600
Patrick M. Ryan (2)	431,352
Martin Tuchman	585,375
F. Kevin Tylus (2)	244,982
Christopher Vernon	88,804
Robert L. Workman	6,936
TOTAL	1,869,665

(1) Includes shares of YNB’s Common Stock directly or indirectly held by such individuals as of March 2, 2006, as well as any shares of Common Stock underlying warrants and options held by such individuals which are exercisable as of March 2, 2006 or 60 days after such date.

(2) Includes 64,175 shares held in the Yardville National Bank Employee Stock Ownership Plan Trust, over which Mr. Destribats, Mr. Ryan, and Mr. Tylus, as Trustees, share voting rights. These shares are included in each individual’s beneficial ownership but included once in the total.

In connection with the Annual Meeting, YNB plans to file a proxy statement with the Securities and Exchange Commission. YNB SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by YNB with the Securities and Exchange Commission in connection with the Annual Meeting through the Securities and Exchange Commission’s web site www.sec.gov. Shareholders may also obtain free copies of the proxy statement and other documents filed by YNB in connection with the Annual Meeting by directing a request to: Yardville National Bancorp at 2465 Kuser Road, Hamilton, NJ 08690, Attention: Daniel J. O’Donnell, Esq., Chief Legal Officer.

SOLICITATION; EXPENSES

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and other employees of the Company who will not be specially compensated for these services. YNB has engaged Georgeson Shareholder Communications Inc. to serve as a proxy solicitor for YNB. The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by YNB. Although no precise estimate can be made at the present time,YNB currently estimates that the total expenditures relating to the proxy solicitation incurred by YNB will be approximately $75,000, of which $25,000 has been incurred to date.

YNB will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. YNB will reimburse such persons for their reasonable expenses in connection therewith.